Exhibit 10.21

First Citizens Bank and Trust Company

PERSONAL & STRICTLY CONFIDENTIAL

June 10, 2014

Craig Nix

Re:    Participation in the First Citizens Bank Long-Term Compensation Plan

Dear Craig:

Congratulations! You have been selected to participate in the First Citizens Bank Long-Term Compensation Plan ("LTCP" or "the Plan") and granted an award related to 2013 performance, subject to the terms of the Plan. The Plan was developed as a means to reward and retain certain key associates. A fully copy of the Plan document is provided in this package. The Plan and your participation are strictly confidential.

Under the terms of the Plan, awards may be granted each year. The Bank's Compensation Committee approved a 2013 Performance Award for you in the amount of $125,000. This Award will be paid within the first two months of 2017 subject to the Plan's terms for payment, your continued employment and execution of, and compliance with, the Confirmation of Non-Solicitation Agreement in this package.

Carefully review all of the enclosed documents. Return the signed original documents as noted below to Donna Cook at mail code 994038 no later than Tuesday, July 1, 2014. Retain a copy of all documents for your records:

•	Award Letter (Signed document must be returned.)

•	Confirmation of the Non-Solicitation Agreement (Signed document must be returned.)

•	Beneficiary Designation Form (To be returned only if you have changes to your previous designation)

•	Long Term Compensation Plan Document (Keep for your records. Do not return the document.)

•	LTCP Award Summary (Keep for your records. Do not return the document.)

The Bank's Executive Management, Compensation Committee, and Board of Directors are excited to make this special award to you. Thank you for your efforts on behalf of First Citizens. Working together, we can ensure our continued success.

If you have any questions or need further information, please contact Donna Cook, Compensation Manager at 803-931-8630.

Sincerely,

/s/ Jim B. Apple
Jim B. Apple
Chairman and Chief Executive Officer

AGREED TO BY PARTICIPANT: /s/ Craig Nix    DATE: June 13, 2014